Exhibit 10.2

2018 Executive Officer Target Bonus Opportunities

TrueCar, Inc. (the “Company”) provides its executive officers the opportunity to earn a cash incentive bonus each quarter. Actual quarterly executive officer bonuses are determined at the sole discretion of the Compensation & Workforce Committee (the “Committee”) of the Company’s Board of Directors.  Each executive officer’s annual bonus opportunity is expressed as a percentage of base salary.   This opportunity is split over the four quarters with payouts, if any, determined in the discretion of the Committee and delivered shortly after the end of each quarter. The annual target bonus opportunity for each of our executive officers for 2018 is as follows:

Name	Title	2018 Target Bonus Opportunity as a Percentage of Base Salary
Chip Perry	President & CEO	100%
Mike Darrow	EVP, Partner & OEM Development; President, ALG	50%
Neeraj Gunsagar	EVP, Chief Marketing Officer	50%
John Pierantoni	Interim CFO, CAO	40%
Brian Skutta	EVP, Dealer Sales & Services	75%
Jeff Swart	EVP & General Counsel	50%